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          May 14, 2024

       Richard Leggett
       Chief Executive Officer
       Blue Ocean Acquisition Corp
       2 Wisconsin Circle
       7th Floor
       Chevy Chase, MD 20815

                                                        Re: Blue Ocean
Acquisition Corp
                                                            Preliminary Proxy
Statement
                                                            Filed April 26,
2024
                                                            File No. 001-41112

       Dear Richard Leggett:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




          Sincerely,


          Division of Corporation Finance

          Office of Real Estate & Construction
       cc:                                              Kenny S. Terrero, Esq.